News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

CROWN HOLDINGS, INC. REPORTS THIRD QUARTER 2020 RESULTS

Yardley, PA - October 19, 2020. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the third quarter ended September 30, 2020.

Third Quarter Highlights

•Earnings per share $1.59 versus $1.36 in prior year
•Adjusted earnings per share $1.96 versus $1.56 in prior year
•Increase in full year earnings and cash flow guidance
•Beverage can volumes up 8% over prior year
•Food can volumes up 9% over prior year
•Announced intention to initiate dividend beginning Q1 2021
•Additional beverage can capacity announced in Brazil
•Top ESG ranking from Sustainalytics
•Launched Twentyby30 ESG initiative
•Named top ten globally by WSJ for environmental issues management

Net sales in the third quarter were $3,167 million compared to $3,084 million in the third quarter of 2019, primarily reflecting increased beverage can and food can volumes partially offset by the pass through of lower material costs.

Income from operations was $406 million in the quarter compared to $352 million in the third quarter of 2019. Segment income improved to $461 million in the third quarter compared to $395 million in the prior year third quarter primarily due to higher sales unit volumes.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “The Company performed very well during the quarter, with strong results across our global operations. Despite various challenges posed by the global pandemic, segment income for the quarter increased 17% over the prior year, driven by robust beverage can and food can volumes, strong cost performance in Transit Packaging and exceptional manufacturing performance throughout the organization.

“Global beverage can shipments expanded 8% during the quarter, propelled by double-digit gains across the Western Hemisphere. We believe this accelerating growth demonstrates the increasing preference of both brand owners and consumers for beverage cans, the world’s most sustainable and recycled beverage container. Global food can volumes advanced 9%, with notable increases in both Europe, where the harvest conditions and resulting crop yields, while below forecast, were considerably improved compared to the prior year, and North America, where demand has benefitted from more at-home meal preparation during the pandemic.

“I would like to express my appreciation to all of our employees and partners, whose dedication and commitment continue to be instrumental as we navigate through the challenges of the coronavirus pandemic. The health and safety of our employees, customers and partners is our highest priority.

“During the quarter, Sustainalytics, a global environmental, social and governance (ESG) ratings provider, ranked Crown as the number one low-risk organization of the 48 reviewed companies operating in the metal and glass packaging sector. Within Sustainalytics’ total research universe of more than 12,500 companies, Crown placed in the top 1.4% of scores. On October 13, “The Wall Street Journal” named Crown as one of the world’s 100 most sustainably managed companies and, notably, the highest rated packaging producer on the list. In addition, the WSJ ranked Crown among the world’s top ten companies for environmental issues management - the only U.S.-based company to achieve that distinction.

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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
“To elevate our industry-leading commitment to sustainability, the Company in July debuted Twentyby30, a robust program that outlines twenty measurable ESG goals to be completed by 2030 or sooner. The program identifies five distinct pillars of action - Climate Action, Resource Efficiency, Optimum Circularity, Working Together and Never Compromise - that represent areas of the business in which Crown can create notable impact.

“To meet accelerating demand, the Company continues to implement a number of beverage can capacity expansion projects. It should be noted that all new beverage can capacity has the ability to produce multiple sizes, often termed specialty cans. Early this year, we commenced production on the third line at the Toronto, Ontario facility to meet the increasing requirements of customers. During the second quarter, we completed the conversion of two lines in Seville, Spain from steel to aluminum and in June, we began commercial production on the third line at our Nichols, New York facility. In July, we commenced operations at a new one-line plant in Nong Khae, Thailand. Construction is also underway at our new greenfield facility in Bowling Green, Kentucky, an attractive location to effectively serve a number of diverse customers in the region. The first production line of the plant is targeted to start up during the second quarter of 2021, with the second line targeted for a late third quarter 2021 start up. To meet the expanding requirements of specialty cans in the Pacific Northwest, we will construct a third line in our Olympia, Washington plant which is scheduled to begin production during the third quarter of 2021. As the package mix for beer in Brazil continues to shift toward cans, we will add a second line to our recently constructed facility in Rio Verde. The line is targeted to commence operations during the third quarter of 2021.”

Interest expense was $72 million in the third quarter of 2020 compared to $95 million in 2019 primarily due to a combination of lower outstanding debt and lower interest rates.

Net income attributable to Crown Holdings in the third quarter was $214 million compared to $183 million in the third quarter of 2019. Reported diluted earnings per share were $1.59 in the third quarter of 2020 compared to $1.36 in 2019. Adjusted diluted earnings per share were $1.96 compared to $1.56 in 2019.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Nine Month Results
Net sales for the first nine months of 2020 were $8,613 million compared to $8,874 million in the first nine months of 2019, primarily due to the pass through of lower material costs and $105 million of unfavorable currency translation, partially offset by increased sales unit volumes.

Income from operations was $927 million in the first nine months of 2020 compared to $997 million in the first nine months of 2019. Segment income in the first nine months of 2020 was $1,081 million versus $1,096 million in the prior year period. In addition to $18 million of unfavorable currency translation and the impact of the coronavirus pandemic on the Company’s operations in 2020, the results for the European Food and the nonreportable segments included unfavorable impacts of $18 million and $16 million, respectively, in the first quarter of 2020 versus 2019 arising from the carryover of tinplate costs from the prior year end inventory.

Interest expense was $228 million for the first nine months of 2020 compared to $290 million in 2019 primarily due to lower outstanding debt and lower interest rates.

Net income attributable to Crown Holdings in the first nine months of 2020 was $428 million compared to $423 million in the first nine months of 2019. Reported diluted earnings per share were $3.18 compared to $3.14 in 2019. Adjusted diluted earnings per share were $4.43 compared to $4.07 in 2019

Capital Allocation and Portfolio Review
As part of its ongoing capital allocation review, the Company announced today that it intends to initiate a regular quarterly dividend of at least $0.20 per share beginning with a payment in the first quarter of 2021. The actual amount and timing of any dividend will be provided in future communications after due authorization by the Company’s Board of Directors. The Company also anticipates opportunistically repurchasing shares of its common stock during 2021 upon authorization of a share repurchase program by its Board.
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The Company’s previously announced portfolio review is ongoing and a further update will be provided in due course.

Outlook
The Company currently expects fourth quarter and full year 2020 adjusted diluted earnings to be in the ranges of $1.22 to $1.27 and $5.65 to $5.70 per share, respectively.

The adjusted effective income tax rate for the full year of 2020 is expected to be approximately 26%.

Adjusted free cash flow, as defined below, is currently expected to be approximately $550 million for 2020 with approximately $600 million of capital spending.

The projections above represent management’s best estimates at this time. The uncertainty of the impact and duration of the coronavirus pandemic makes it inherently difficult for the Company to estimate the projected performance of its business, particularly over the near term. Please see “Cautionary Note Regarding Forward-Looking Statements” below for further information.

In direct response to the pandemic, the Company has taken specific actions to ensure the safety of its employees. Following the implementation of travel and visitor restrictions in February, Crown continues to update its policies as new information becomes available. The Company has taken increased safety measures in its manufacturing facilities to ensure the safety of its employees and the products they produce. In addition, as many Crown employees as possible are working remotely.

The Company’s products are a vital part of the support system to its customers and consumers. In addition to manufacturing containers that provide protection for food and beverages, Crown also produces closures for baby food, aerosol containers for cleaning and sanitizing products and numerous products that provide for the safe and secure transportation of goods in transit.

The Company is working to ensure that its manufacturing facilities around the world remain operational and are equipped with the resources required to meet continually evolving customer demand by delivering high quality products in a safe and timely manner. Crown is actively monitoring and managing supply chain challenges, including coordinating with the Company’s suppliers to identify and mitigate potential areas of risk and manage inventories.

Non-GAAP Measures
Segment income, adjusted free cash flow, net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. Reconciliations of estimated adjusted diluted earnings per share for the fourth quarter and full year of 2020 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. The Company believes that adjusted free cash flow and net leverage ratio provide meaningful measures of
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liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, October 20, 2020 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on October 27, 2020. The telephone numbers for the replay are 402-220-4720 or toll free 800-879-4284.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of the coronavirus pandemic on the Company’s operations, the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the impact of the coronavirus pandemic on demand for the Company’s products; the future impact of currency translation; the continuation of performance and market trends in 2020, including consumer preference for beverage cans and increasing global beverage can demand; future demand for food cans; the Company’s ability to successfully complete its previously announced capacity expansion projects and begin production within expected timelines, including any delays related to the pandemic; the Company’s ability to meet its sustainability targets; the Company’s plans for dividends and share repurchases; and the Company’s ability to generate expected earnings and cash flow in 2020, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2019 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.
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Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$3,167	$3,084	$8,613	$8,874

Cost of products sold	2,478	2,455	6,853	7,082
Depreciation and amortization	121	121	360	366
Selling and administrative expense	152	156	453	470
Restructuring and other	10		20	(41)
Income from operations (1)	406	352	927	997

Pension settlements and curtailments	5	6	61	23
Other pension and postretirement	(6)	(5)	(18)	(11)
Foreign exchange	2	4	(15)	6
Earnings before interest and taxes	405	347	899	979
Interest expense	72	95	228	290
Interest income	(2)	(5)	(7)	(12)
Loss from early extinguishment of debt				6
Income before income taxes	335	257	678	695
Provision for income taxes	91	54	182	190
Equity earnings	1	1	4	4
Net income	245	204	500	509
Net income attributable to noncontrolling interests	(31)	(21)	(72)	(86)
Net income attributable to Crown Holdings	$214	$183	$428	$423

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$1.61	$1.37	$3.20	$3.16
Diluted	$1.59	$1.36	$3.18	$3.14

Weighted average common shares outstanding:
Basic	133,300,255	133,906,820	133,546,285	133,854,275
Diluted	134,355,476	134,981,636	134,456,274	134,768,003
Actual common shares outstanding at quarter end	134,763,007	135,526,922	134,763,007	135,526,922

(1) Reconciliation from income from operations to segment income follows.
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Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges, and provisions for asbestos and restructuring and other.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Income from operations	$406	$352	$927	$997
Intangibles amortization (1)	45	43	134	140
Restructuring and other	10		20	(41)
Segment income	$461	$395	$1,081	$1,096

(1) In addition to intangibles amortization charges, the amounts for 2019 also include $1 and $4 of accelerated depreciation related to the closure of a steel beverage can operation in Spain.

Segment Information

Net Sales	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Americas Beverage	$960	$835	$2,608	$2,513
European Beverage	418	416	1,094	1,165
European Food	623	581	1,524	1,487
Asia Pacific	281	319	852	959
Transit Packaging	511	564	1,495	1,725
Total reportable segments	2,793	2,715	7,573	7,849
Non-reportable segments (2)	374	369	1,040	1,025
Total net sales	$3,167	$3,084	$8,613	$8,874

Segment Income
Americas Beverage	$193	$134	$456	$386
European Beverage	76	64	152	163
European Food	90	79	191	189
Asia Pacific	41	47	125	143
Transit Packaging	72	74	189	227
Total reportable segments	472	398	1,113	1,108
Non-reportable segments (2)	36	34	86	103
Corporate and other unallocated items	(47)	(37)	(118)	(115)
Total segment income	$461	$395	$1,081	$1,096

(2) Includes the Company's food can and closures businesses in North America, aerosol can businesses in North America and Europe, the promotional packaging business in Europe, and tooling and equipment operations in the U.S. and United Kingdom.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$214	$1.59	$183	$1.36	$428	$3.18	$423	$3.14
Intangibles amortization (1)	45	0.33	43	0.32	134	1.00	140	1.04
Restructuring and other (2)	10	0.07			20	0.15	(41)	(0.30)
Pension settlements and curtailments (3)	5	0.04	6	0.04	61	0.45	23	0.17
Loss from early extinguishment of debt (4)							6	0.04
Income taxes (5)	(10)	(0.07)	(22)	(0.16)	(48)	(0.35)	(20)	(0.15)
Noncontrolling interests (6)							17	0.13
Adjusted net income/diluted earnings per share	$264	$1.96	$210	$1.56	$595	$4.43	$548	$4.07

Effective tax rate as reported	27.2%		21.0%		26.8%		27.3%

Adjusted effective tax rate (7)	25.6%		24.8%		25.8%		25.5%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the third quarter and first nine months of 2020, the Company recorded charges of $45 million ($33 million net of tax) and $134 million ($101 million net of tax) for intangibles amortization arising from prior acquisitions. In the third quarter and first nine months of 2019, the Company recorded charges of $42 million ($31 million net of tax) and $136 million ($101 million net of tax) for intangibles amortization. Also in the third quarter and first nine months of 2019, the Company recorded charges of $1 million ($0 million net of tax) and $4 million ($3 million net of tax) for accelerated depreciation related to the planned shutdown of a steel beverage can operation in Spain.

(2)In the third quarter and first nine months of 2020, the Company recorded net restructuring and other charges of $10 million ($8 million net of tax) and $20 million ($16 million net of tax) primarily related to business reorganization activities. In the first nine months of 2019, the Company recorded net restructuring and other gains of $41 million ($26 million net of tax). The first nine months of 2019 included gains of $50 million arising from favorable court rulings in lawsuits brought by the Company's Brazilian subsidiaries claiming they were overcharged by the local tax authorities for indirect taxes paid in prior years, offset by other net charges of $9 million primarily related to restructuring actions.

(3)In the third quarter and first nine months of 2020, the Company recorded charges of $5 million ($4 million net of tax) and $61 million ($49 million net of tax) arising from pension plan settlements. In the third quarter and first nine months of 2019, the Company recorded charges of $6 million ($5 million net of tax) and $37 million ($31 million net of tax) arising from pension plan settlements. In the first quarter of 2019, the Company recorded a curtailment gain of $14 million ($12 million net of tax) in connection with the closure of a defined pension plan to future accrual for active members.

(4)In the first quarter of 2019, the Company recorded a charge of $6 million ($5 million net of tax) for the write off of deferred financing fees in connection with the repayment of a portion of its term loan.

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(5)In the third quarter and first nine months of 2020, the Company recorded income tax benefits of $15 million and $49 million related to the items described above. Also in the third quarter of 2020, the Company recorded tax charges of $5 million primarily related to tax law changes in the U.K. In the first quarter of 2020, the Company recorded a tax benefit of $4 million related to tax law changes in India. In the third quarter and first nine months of 2019, the Company recorded income tax benefits of $13 million and $26 million related to the items described above. Also in the third quarter of 2019, the Company recorded a tax benefit of $9 million arising from tax law changes. In the second quarter of 2019, the Company recorded a charge of $15 million to settle a tax contingency arising from a transaction that occurred prior to its acquisition of Signode.

(6)In the first nine months of 2019, the Company recorded noncontrolling interest expense of $17 million related to the items described above.

(7)Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdiction.

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Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

September 30,	2020	2019
Assets
Current assets
Cash and cash equivalents	$613	$339
Receivables, net	1,821	1,795
Inventories	1,642	1,740
Prepaid expenses and other current assets	254	208
Total current assets	4,330	4,082

Goodwill and intangible assets, net	6,280	6,367
Property, plant and equipment, net	3,889	3,739
Other non-current assets	1,130	1,149
Total	$15,629	$15,337

Liabilities and equity
Current liabilities
Short-term debt	$132	$134
Current maturities of long-term debt	72	87
Accounts payable and accrued liabilities	3,420	3,411
Total current liabilities	3,624	3,632

Long-term debt, excluding current maturities	8,039	8,042
Other non-current liabilities	1,648	1,642

Noncontrolling interests	409	402
Crown Holdings shareholders' equity	1,909	1,619
Total equity	2,318	2,021
Total	$15,629	$15,337

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Nine months ended September 30,	2020	2019

Cash flows from operating activities
Net income	$500	$509
Depreciation and amortization	360	366
Restructuring and other	20	(41)
Pension expense	80	52
Pension contributions	(16)	(14)
Stock-based compensation	23	23
Working capital changes and other	(658)	(694)
Net cash provided by operating activities (1)	309	201
Cash flows from investing activities
Capital expenditures	(333)	(242)
Acquisition of business, net of cash acquired		(11)
Proceeds from sale of assets	8	17
Other	16	20
Net cash used for investing activities	(309)	(216)
Cash flows from financing activities
Net change in debt	92	(192)
Dividends paid to noncontrolling interests	(43)	(36)
Common stock repurchased	(58)	(2)
Other, net	35	(15)
Net cash provided by/(used for) financing activities	26	(245)

Effect of exchange rate changes on cash and cash equivalents	(1)	(1)

Net change in cash and cash equivalents	25	(261)
Cash and cash equivalents at January 1	663	659

Cash and cash equivalents at September 30 (2)	$688	$398

(1)Adjusted free cash flow is defined by the Company as net cash used for operating activities less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to adjusted free cash flow for the three and nine months ended September 30, 2020 and 2019 follows.

(2)Cash and cash equivalents includes $75 and $59 of restricted cash at September 30, 2020 and 2019.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net cash from operating activities	$547	$428	$309	$201
Interest included in investing activities (3)	13	15	28	21
Capital expenditures	(134)	(88)	(333)	(242)
Adjusted free cash flow	$426	$355	$4	$(20)

(3) Interest benefit of cross currency swap included in investing activities.
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Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation by Segment - Favorable/(Unfavorable) (1)

	Three Months Ended September 30, 2020		Nine Months Ended September 30, 2020
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$(27)	$(7)	$(70)	$(15)
European Beverage	13	1	1
European Food	20	3	(5)
Asia Pacific	(1)		(5)
Transit Packaging	3	1	(18)	(2)
Corporate and Non-Reportable		(1)	(8)	(1)
	$8	$(3)	$(105)	$(18)

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by multiplying or dividing, as appropriate, the current U.S. dollar results by current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA

	September YTD 2020	September YTD 2019	Full Year 2019	Twelve Months Ended September 30, 2020
Income from operations	$927	$997	$1,196	$1,126
Add:
Intangibles amortization	134	140	186	180
Provision for restructuring and other	20	(41)	(1)	60
Segment income	1,081	1,096	1,381	1,366
Other pension and postretirement	18	11	17	24
Depreciation	226	226	304	304
Adjusted EBITDA	$1,325	$1,333	$1,702	$1,694
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